Exhibit 4.1

DESCRIPTION OF SECURITIES

Under the Amended and Restated Articles of Incorporation, as amended (the “Articles”), of Pluri Inc. (the “Company”), the Company is authorized to issue up to Thirty Seven Million Five Hundred Thousand (37,500,000) shares of common stock, par value $0.00001 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

The following is a summary of some of the terms of the Company’s Common Stock, which is the Company’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The Common Stock is listed on the Nasdaq Capital Market under the symbol “PLUR”. This summary is not complete, and is subject to and qualified by the provisions of the Articles and the Company’s Amended and Restated Bylaws (the “Bylaws”). The terms of the Common Stock are also subject to and qualified by the applicable provisions of the Nevada Revised Statues.

Common Stock

The holders of shares of Common Stock vote together as one class on all matters as to which holders of Common Stock are entitled to vote. Except as otherwise required by applicable law and subject to the rights of any outstanding Preferred Stock, all voting rights are vested in and exercised by the holders of Common Stock with each share of our Common Stock being entitled to one vote, including in all elections of directors. The Company’s board of directors (the “Board”) is not classified.

When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to elect directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles, a different vote is required in which case such express provision shall govern and control the decision of such question. Special meetings of the stockholders may be called by the President or the Secretary by resolution of the Board of Directors or at the request in writing of stockholders owning a majority of the entire capital stock of the Company issued and outstanding and entitled to vote.

The holders of at least thirty-three and one third percent (33 1/3%) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles. If such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. At the adjourned meeting, thirty-three and one third percent (33 1/3%) of the issued and outstanding stock entitled to vote present in person or represented by proxy shall constitute a quorum.

Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of legally available funds therefor. The Company has not declared any dividends on its Common Stock and does not anticipate paying any dividends on its Common Stock in the foreseeable future. In the event of the Company’s liquidation, dissolution or winding up, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no cumulative voting rights and no preemptive or other rights to subscribe for shares of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable.

Anti-Takeover Effects of the Company’s Articles and Bylaws

Certain provisions of the Company’s Articles and Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of the Company. For example, the Company’s Articles and Bylaws include provisions that:

●	Allow the Board, by a majority vote of the entire Board at any meeting, to amend the Company’s Bylaws, including bylaws adopted by the stockholders (but the stockholders, by a 66% vote, may specify particular provisions of the Bylaws that may not be so amended by the Board);

●	provide that stockholders may call a special meeting of the Company’s stockholders only if such call is made by stockholders owning a majority of the entire capital stock of the Corporation issued and outstanding and entitled to vote;

●	the Board may from time to time increase or decrease the number of directors then comprising the Board (within the range of one and thirteen, as prescribed by the Articles), and may from time to time fill any vacancies, if any, on the Board; and

●	empower the Board to issue from time to time one or more series of Preferred Stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters among such series of Preferred Stock as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights.